EXHIBIT 21
RETAIL VENTURES, INC.
List of Subsidiaries

Ref.		State of	Parent
No.	Name	Incorporation	Co. No.
1.	Retail Ventures, Inc.	Ohio	N/A
2.	Carlyn Advertising Agency, Inc.	Ohio	1.
3.	DSW Inc.[2]	Ohio	1.
4.	Filene’s Basement, Inc.[3]	Delaware	1.
5.	J.S. Overland Delivery, Inc.	Delaware	1.
6.	Retail Ventures Imports, Inc.[4]	Ohio	1.
7.	Retail Ventures Jewelry, Inc.	Ohio	1.
8.	Retail Ventures Licensing, Inc.[5]	Delaware	1.
9.	Retail Ventures Services, Inc.	Ohio	1.
10.	Value City Department Stores LLC[6]	Ohio	1.
11.	DSW Shoe Warehouse, Inc.	Missouri	3.
12.	Gramex Retail Stores, Inc.	Delaware	10.
13.	Value City Department Stores Charitable Foundation	Ohio	10.
14.	Value City of Michigan, Inc.	Michigan	10.
15.	GB Retailers, Inc.	Delaware	14.
16.	Value City Department Stores Services, Inc.	Delaware	14.

[1]	All subsidiaries are 100% owned by the respective parent company with the exception of DSW Inc., which is a controlled subsidiary.

[2]	Formerly known as Shonac Corporation.

[3]	Formerly known as Base Acquisition Corp.

[4]	Formerly known as VC Acquisition, Inc.

[5]	Formerly known as Value City Acquisition Corp.

[6]	This is a limited liability corporation, not an incorporated entity; formerly known as Value City Department Stores Inc.